April 21, 2022

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, New York 10104

This opinion is furnished in connection with the Registration Statement on Form N-6, File No. 333-232533 (“Registration Statement”) of Separate Account FP (“Separate Account FP”) of Equitable Financial Life Insurance Company (“Equitable Financial”) covering an indefinite number of units of interest in Separate Account FP under VUL Survivorship (policy form No. 19-200,
ICC19-19-200, or state variation) flexible premium joint survivorship variable life insurance policy (“Policy”). Net premiums received under the Policy may be allocated to Separate Account FP as described in the Prospectus included in the Registration Statement.

I participated in the preparation of the Policy and I am familiar with its provisions. I am also familiar with the description contained in the prospectus.

In my opinion, the Illustrations of Policy Benefits (the “Illustrations”) contained in the Prospectus are consistent with the provisions of the Policy and Equitable Financial’s administrative procedures. The assumptions upon which the Illustrations are based, including the current cost of insurance and expense charges, are stated in the Prospectus and are reasonable and based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policy is sold. The Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of the Policy for joint insureds who are non-tobacco user preferred plus risk males age 55 and non-tobacco user preferred plus risk females age 50, than to prospective joint insureds who have different underwriting characteristics. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Brian Lessing
Brian Lessing
FSA, MAAA
Actuary and Signatory Officer
Equitable Financial Life Insurance Company